                                                                      EXHIBIT 99

                  AMSURG ANNOUNCES 31% GROWTH IN FIRST QUARTER
                       EARNINGS PER DILUTED SHARE TO $0.34

                             -----------------------

        INCREASES EARNINGS GUIDANCE FOR 2003 TO A RANGE OF $1.44 TO $1.48


            NASHVILLE, Tenn. (April 22, 2003) - Ken P. McDonald, President and Chief Executive Officer of AmSurg Corp. (Nasdaq: AMSG), today announced financial results for the first quarter of 2003. Revenues for the first quarter, which ended March 31, 2003, were $71,060,000, a 22% increase over $58,290,000 for the first quarter of 2002. Net earnings for the quarter rose 30% to $7,003,000 from $5,372,000 for the comparable prior-year quarter. Net earnings per diluted share increased 31% to $0.34 for the first quarter of 2003 from $0.26 for the first quarter last year.

            "We are pleased with AmSurg's first-quarter financial results," remarked Mr. McDonald. "Our revenue growth continues to reflect strong same-center revenues, which increased 9% for the first quarter, as well as significant growth in our number of centers in operation. AmSurg had 107 centers in operation at the end of the first quarter, up 13% from 95 centers in operation at the same time in 2002. At the end of the first quarter, we acquired one large center generating revenues approximately three times the size of our average surgery center. As expected, we also closed one center in conjunction with the expiration of its real estate lease. With the transition of the two centers that had been awaiting issuance of certificates of need into centers under development and the cancellation of one letter of intent center, we completed the first quarter with 11 centers under development and four centers under letter of intent.

            "Virtually all of our same-center revenue growth for the latest quarter continued to be attributable to our growth in surgical procedures. With the first quarter's same-center revenue growth, the Company has now produced increased same-center revenues for each of the 21 consecutive quarters it has been a public company, contributing to record revenues and net earnings for each of those quarters, as well.

            "We also remain pleased with the Company's cash flow from operations, which totaled $10.6 million for the first quarter. Our cash flow from operations was able to fund approximately 85% of our investing activities, including the center acquisition for approximately $9.6 million, thus resulting in only a $1.8 million increase in total debt outstanding. We completed the first quarter with cash and cash equivalents of $13.2 million, long-term debt of $30.1 million and shareholders'

AMSG Reports First-Quarter Results
Page 2
April 22, 2003


equity of $223.6 million. With this strong financial position, expectations for continued substantial cash flow and our renewed five-year $100 million line of credit, we are confident of our ability to finance our growth strategies for 2003."

            Since the end of the first quarter, AmSurg has repurchased approximately $20.7 million of its common stock under the $25 million repurchase program recently authorized by the Board of Directors. Primarily to account for the impact of these share repurchases, the Company today increased its guidance for 2003 earnings per diluted share to a range of $1.44 to $1.48, compared with the previous guidance of $1.41 to $1.45. AmSurg also reaffirms its earlier guidance with respect to acquiring or developing 12 to 15 surgery centers during 2003, achieving same-store revenue growth for the year of 9% to 11% and generating 2003 revenues of $300 million to $310 million. The Company's assumptions for 2003 do not include any impact from the MedPAC and OIG proposals discussed below.

            The information contained in the preceding paragraph is forward-looking information, and the attainment of these targets is dependent not only on AmSurg's achievement of its assumptions discussed above, but also on the risks and uncertainties listed below that could cause actual results, performance or developments to differ materially from those expressed or implied by this forward-looking information.

            In January 2003, the Medicare Payment Advisory Commission (MedPAC) voted to recommend that the reimbursement for procedures performed in surgery centers be no higher than the reimbursement rate for the same procedures performed in hospital outpatient departments. Also in January 2003, the Office of Inspector General (OIG) issued a report that included a similar recommendation. It is uncertain if Congress will act on such recommendations. While fiscal 2003 has been used as the basis for the following analysis, no dates have been referenced or indicated for implementation of the recommendations. However, if these recommendations had been implemented at the beginning of fiscal 2003, and based on AmSurg's current procedure mix, the Company's earnings per diluted share for 2003 would be adversely affected by approximately $0.10, after which the Company would expect to return to its established long-term objectives for growth in same-center revenues of 7% to 9% and earnings per diluted share of 22% to 25%.

            Mr. McDonald added, "Our first-quarter results further validate the ability of our business model to produce sustainable, consistent and significant earnings growth. We are the acknowledged leader in the single-specialty surgery center segment of the ambulatory surgical care industry, a position we have built and strengthened by helping our physician partners provide high quality, high patient satisfaction surgical procedures in a low cost venue. We are confident that we can use this base to drive further growth and continue to enhance our leadership position."

            AmSurg Corp. will hold a conference call to discuss this release today at 4:15 p.m. Eastern time. Investors will have the opportunity to listen to the conference call over the Internet by going to www.amsurg.com and clicking Investor Relations or by going to www.streetevents.com at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at these sites shortly after the call through the end of business on May 22, 2003.

AMSG Reports First-Quarter Results
Page 3
April 22, 2003


            This press release contains forward-looking statements. These statements, which have been included in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by the important factors, among others, set forth in AmSurg's filings with the Securities and Exchange Commission, and, consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, the Company's ability to enter into partnership or operating agreements for new practice-based ambulatory surgery centers; its ability to identify suitable acquisition candidates and negotiate and close acquisition transactions, including centers under letter of intent; its ability to obtain the necessary financing or capital on terms satisfactory to the Company to execute its expansion strategy; its ability to generate and manage growth; its ability to contract with managed care payers on terms satisfactory to the Company for its existing centers and its centers that are currently under development; its ability to obtain and retain appropriate licensing approvals for its existing centers and centers currently under development; its ability to minimize start-up losses of its development centers; its ability to maintain favorable relations with its physician partners; changes in the rate setting methodology, payment rates, payment policies and the list of covered surgical procedures for ambulatory surgery centers by the Centers for Medicare and Medicaid Services; the risk of legislative or regulatory changes that would establish uniform rates for outpatient surgical services, regardless of setting; risks associated with the Company's status as a general partner of limited partnerships; the Company's ability to maintain its technological capabilities in compliance with regulatory requirements; risks associated with the valuation and tax deductibility of goodwill; the risk of legislative or regulatory changes that would prohibit physician ownership in ambulatory surgery centers; and the Company's ability to obtain the necessary financing to fund the purchase of its physician partners' minority interest in the event of a regulatory change that would require such a purchase. AmSurg disclaims any intent or obligation to update these forward-looking statements.

            AmSurg Corp. develops, acquires and manages physician practice-based ambulatory surgery centers in partnership with surgical and other group practices. At March 31, 2003, AmSurg owned a majority interest in 107 centers and had 11 centers under development.


Contact:
       Claire M. Gulmi,
       Senior Vice President and
       Chief Financial Officer
       (615) 665-1283

AmSurg Reports First-Quarter Results
Page 4
April 22, 2003

                                  AMSURG CORP.
          UNAUDITED SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                                                            FOR THE THREE MONTHS
                                                                              ENDED MARCH 31,
                                                                        ----------------------------
                                                                          2003               2002
                                                                        ---------          ---------
STATEMENT OF EARNINGS DATA:
---------------------------

Revenues                                                                $  71,060          $  58,290

Operating expenses:
       Salaries and benefits                                               18,475             15,294
       Supply cost                                                          8,310              7,155
       Other operating expenses                                            15,101             12,743
       Depreciation and amortization                                        2,692              2,347
                                                                        ---------          ---------

                Total operating expenses                                   44,578             37,539
                                                                        ---------          ---------

                Operating income                                           26,482             20,751

Minority interest                                                          14,513             11,447
Interest expense, net                                                         299                350
                                                                        ---------          ---------

                Earnings before income taxes                               11,670              8,954
Income tax expense                                                          4,667              3,582
                                                                        ---------          ---------

                Net earnings                                            $   7,003          $   5,372
                                                                        =========          =========

Earnings per common share:
       Basic                                                            $    0.34          $    0.27
       Diluted                                                          $    0.34          $    0.26

Weighted average number of shares and share equivalents (000's):
       Basic                                                               20,555             20,140
       Diluted                                                             20,772             20,503

OPERATING DATA:
---------------

Centers in operation at end of period                                         107                 95
Centers under development/not opened at end of period                          11                  5
Development centers awaiting CON approval at end of period                     --                  2
Centers under letter of intent                                                  4                  4
Average number of centers in operation                                        106                 95
Average revenue per center                                              $     668          $     614
Same center revenues increase                                                   9%                12%
Procedures performed during the period                                    129,884            108,552
Cash flows provided by operating activities                                10,591              9,934
Cash flows used by investing activities                                   (12,418)            (2,457)
Cash flows provided (used) by financing activities                          1,696             (7,430)

                                                                          MARCH 31,      DECEMBER 31,
                                                                           2003              2002
                                                                         ---------       ------------
BALANCE SHEET DATA:
-------------------
Cash and cash equivalents                                                $ 13,189          $ 13,320
Accounts receivable, net                                                   31,846            29,597
Working capital                                                            39,509            37,414
Total assets                                                              312,055           299,814
Long-term debt                                                             30,134            27,884
Minority interest                                                          32,114            29,869
Shareholders' equity                                                      223,645           216,364



                                     -END-